Exhibit 4.12

FOURTH AMENDMENT TO THE LICENSE AGREEMENT

FOURTH AMENDMENT, dated as of November 30, 2004, to the license agreement dated as of February 28, 1989, as amended by a First Amendment dated as of January 1, 1991, a Second Amendment dated as of March 1, 1993 and a Third Amendment dated as of June 10, 1994 (the “License Agreement”).

BETWEEN:

The Walt Disney Company (Netherlands) B.V., a Dutch corporation, whose registered office is at Koningslaan 34, 1075 AD Amsterdam, Netherlands (the “Licensor”).

Disney Enterprises, Inc.; formerly known as The Walt Disney Company, a Delaware Corporation, whose registered office is at 500 South Buena Vista Street, 91521-1030 Burbank, USA (“DEI”).

AND:

Euro Disney S.C.A., formerly known as Euro Disneyland S.C.A, a French société en commandite par actions, whose registered office is at Immeubles Administratifs, RN 34, 77705 Chessy, registered with the Meaux Registry of Commerce under N°334 173 887 (the “Licensee”).

WITNESSETH:

Whereas, the Licensor is a temporary successor to DEI under the License Agreement pursuant to a License and Assignment Agreement dated as of July 1, 1992 between DEI and the Licensor;

Whereas, pursuant to a contribution agreement dated September 30, 2004 and amended on November 8, 2004 between the Licensee and Euro Disney Associés SCA (“EDA”), a société en commandite par actions with a capital of 109,997,848.20 euros, having its principal office at Immeubles Administratifs, Route Nationale 34, 77700 Chessy, the Licensee agreed to contribute substantially all its assets and liabilities to EDA (the “Contribution”);

Whereas, on November 29, 2004, the Licensor consented to the transfer of the Licensee’s rights and obligations under the License Agreement to EDA as a result of, and subject to, completion of the Contribution and authorized, subject to the same condition, EDA to enter into sub-licenses with Euro Disneyland SNC and Euro Disney SCA for the right to use “Euro Disneyland” and “Euro Disney” names in their corporate denominations;

Whereas, the parties agreed to amend the License Agreement subject to the same conditions;

The parties wish to amend the License Agreement as set forth herein.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE I

Definitions

Section 1.27 of the License Agreement shall be amended as follows:

“Management Company” shall mean Euro Disney S.A.S., a French société par actions simplifiées, acting in its capacity as manager of Licensee and Euro Disney S.C.A.”

ARTICLE II

Grant of License

A new paragraph (h) is added after paragraph (g) of Section 2.4. of Article II of the License Agreement, reading as follows:

“(h) The right to sublicense to Euro Disney S.C.A. the right to use the “Euro Disney” and “Euro Disneyland” names in its corporate denomination.”

ARTICLE III

Events of Default; Remedies

Paragraph (b) (ii) of Section 14.1 of Article XIV of the License Agreement shall be amended and restated as follows:

“(b) (ii) any person or entity that is not a Controlled Affiliate of Licensor becoming (A) an associé commandité or gérant of Euro Disney S.C.A. or Euro Disney Associés S.C.A. or (B) a gérant of Euro Disneyland S.N.C.”

ARTICLE IV

Effectiveness

This fourth amendment is subject to the condition precedent of, and will become effective immediately upon, completion of the Contribution.

ARTICLE V

No Other Amendment

All provisions of the License Agreement that are not expressly modified by this fourth amendment shall remain unchanged.

ARTICLE VI

Miscellaneous

Articles XVIII “Choice of Law” and XIX “Miscellaneous Provisions” of the License Agreement are incorporated herein by reference as if they had been fully restated herein.

IN WITNESS WHEREOF, the parties have caused this fourth amendment to be executed and delivered by their officers or duly constituted representatives thereunto duly authorized as of the date first above written.

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The Walt Disney Company (Netherlands) B.V.

By:

Disney Enterprises, Inc.

By: Joseph M. Santaniello

Euro Disney S.C.A.

By:

TO:	BNP Paribas
E.C.E.P.
Project Finance
37, place du Marché Saint Honoré
75001 PARIS

as Agent for the Phase IA Banks

TO:	Caisse des Dépôts et Consignations
72, avenue Pierre Mendès-France
75013 PARIS

TO:	CALYON
9, quai du Président Paul Doumer
92920 Paris La Défense Cédex

as Agent for the Creditors which are parties
to the Phase IA Partners’ Advances Agreement,
the Phase IB Credit Facility Agreement and
the Phase IB Advances Agreement

FROM:	Disney Enterprises, Inc.

Re:	License Agreement

December 1, 2004

Dear Sirs,

1.                                       We refer to (i) the License Agreement (as modified, the “License Agreement”) dated as of February 28, 1989 among Disney Enterprises, Inc. (formerly known as The Walt Disney Company), The Walt Disney Company (Netherlands) B.V. (the “Licensor”) as temporary successor thereof and Euro Disney S.C.A. (the “Licensee”), (ii) the Common Agreement dated August 10, 1994 as amended and restated in accordance with the Common Agreement Amendment and Restatement dated December 1, 2004; and (iii) the letter dated December 1, 2004 from the Licensor to the Licensee relating to Royalties (the “Letter”).

2.                                       Terms defined in the License Agreement, in the Common Agreement and in the Common Agreement Amendment and Restatement have the same meanings for the purposes of this letter.

3.                                       This is to confirm that should the rights of the Licensor resulting from the License and Assignment Agreement, dated as of July 1, 1992, as amended be assigned to another of our subsidiaries (the “Assignee”), we will cause the Assignee to assume the undertakings of the Licensor resulting from the Letter or assume them ourselves , should the Licence and Assignment Agreement terminate;

4.                                       (a)  This letter and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York without regard to the conflict of law principles thereof.  Any legal action or proceeding against us with respect to this letter shall be brought exclusively in the courts of the State of New York or of the United States for the Southern District of New York, and by execution and delivery of this letter we hereby irrevocably accept the jurisdiction of the aforesaid courts.

(b)  We hereby irrevocably waive any objection which we may now or hereafter have to the laying of venue of any of the aforesaid action or proceeding arising out of or in connection with this letter brought in the courts referred to in paragraph (a) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

This letter is furnished in the English language by us to you in connection with the financial restructuring of the Euro Disney project and is solely for the benefit of the Creditors and their respective assignees.

Very truly yours,

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Disney Enterprises, Inc
by: Joseph M. Santaniello

Agreed and accepted on behalf of the Creditors that are parties to the Phase IA Credit Facility Agreement

BNP Paribas
as Agent
by:

Agreed and accepted on behalf of the Creditors that are parties to the Phase IA Partners’ Advances Agreement the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement

CALYON
as Agent
by:

Agreed and accepted

Caisse des Dépôts et Consignations
by: